Exhibit 10.2

DATED February 6, 2008

Canary Wharf (Car Parks) Limited

as Landlord

Canary Wharf Holdings Limited

as Landlord’s Surety

Canary Wharf Management Limited

as Management Company

Moody’s Investors Service Limited

as Tenant

Moody’s Corporation

as Guarantor

AGREEMENT FOR LEASE

relating to Storage Facility, Canada Square Car Park, Canary Wharf Estate

Contents

Clause	Name	Page
1	Definitions and interpretation	1
2	The Landlord’s Works	4
3	Occupation of the Premises before the grant of the Lease	5
4	The grant of the Lease	5
5	Terms of the Lease	5
6	Measurement	6
7	Alienation of agreement for lease	6
8	Arbitration	7
9	Title	7
10	Representations	7
11	Termination upon the Tenant’s default	8
12	Termination of this Agreement	9
13	Continuation of this Agreement after grant of the Lease	9
14	Notices	9
15	Value added tax	9
16	Guarantees	10
17	Superior Landlord	10
18	Limitation of the Landlord’s liability	11
19	Landlord’s consents	11
20	Contracts (Rights of Third Parties) Act 1999	11
21	Agreement to exclude security of tenure	11

Execution Page		14

DATED

PARTIES

(1)	CANARY WHARF (CAR PARKS) LIMITED (company no. 3682170) whose registered office is at One Canada Square Canary Wharf London E14 5AB (the “Landlord”)

(2)	CANARY WHARF HOLDINGS LIMITED (company no. 02798284) whose registered office is at One Canada Square Canary Wharf London E14 5AB (the “Landlord’s Surety”)

(3)	CANARY WHARF MANAGEMENT LIMITED (company no. 2067510) whose registered office is at One Canada Square Canary Wharf London E14 5AB (“the Management Company”)

(4)	MOODY’S INVESTORS SERVICE LIMITED (company no. 01950192) whose registered office is at 2 Minster Court, Mincing Lane, London EC3R 7XB (the “Tenant”)

(5)	MOODY’S CORPORATION of 7 World Trade Center New York NY 10007 USA (hereinafter called the “Guarantor”)

OPERATIVE PROVISIONS

1	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement:

“Building” means the building of which the Premises form part and a reference to the Building is to the whole or a part of it as the circumstances may require.

“CDM Regulations” means the Construction (Design and Management) Regulations 2007.

“Code of Measuring Practice” means the code of measuring practice published on behalf of the Royal Institution of Chartered Surveyors (Sixth Edition dated 2007 and not, for the avoidance of doubt, any updated edition).

“Force Majeure” has the same meaning as given to that expression in the Main Agreement mutatis mutandis.

“Group Company” has the same meaning as given to that expression in the Main Agreement.

“Guarantor” means Moody’s Corporation.

“Independent Measurer” has the meaning given to that expression in the Main Agreement.

“Interest Rate” means three (3) per centum per annum above the base rate of Barclays Bank plc in force from time to time or, if such base rate shall be incapable of determination three (3) per centum per annum above a rate reasonably equivalent to such base rate.

“Landlord” means Canary Wharf (Car Parks) Limited and includes its successors in title and assigns.

“Landlord’s Works” means the works to be carried out by the Landlord in altering the Premises as shown in the Plans including any subsequent variations made under this Agreement.

“Landlord’s Works Completion Date” has the meaning given to that expression in clause 2.5

“Landlord’s Works Target Date” means 30 June 2009 as extended day for day by Force Majeure

“Lease” means the lease to be granted by the Landlord to the Tenant in accordance with the provisions of this Agreement, the form of which is annexed to this Agreement as Annexure 2.

“Main Agreement” means the Agreement dated the date hereof and made between (1) CWCB Properties (DS7) Limited (2) CWCB Properties (DS7) Limited and CW Leasing DS7F Limited (3) Canary Wharf Holdings Limited (4) Moody’s Investors Service Limited and (5) Moody’s Corporation.

“Main Lease” shall mean the lease of floors 12 to 16 (inclusive) granted pursuant to the Main Agreement.

“Net Internal Area” means the net internal area expressed in square feet of the Premises and measured for the purposes of ascertaining the Net Internal Area under this Agreement in accordance with the Code of Measuring Practice but so that for the avoidance of doubt in the case of any conflict between the Code of Measuring Practice and this definition it is agreed that this definition shall prevail

“Plans” means the plans, drawings and specifications relating to the Landlord’s Works signed by the parties and annexed to this Agreement as Annexure 1.

“Planning Acts” means “the consolidating Acts” as defined in the Planning (Consequential Provisions) Act 1990 and any other legislation relating to town and country planning in force from time to time.

“Premises” means the Demised Premises (as defined in the Lease) and a reference to the Premises is to the whole or a part of them as the circumstances may require.

“Public Requirements” means a notice, order or proposal given or made (whether before or after the date of this Agreement) by a body acting on statutory authority.

“Quarter Day” means each of 1 January, 1 April, 1 July and 1 October.

“Rent Commencement Date” has the meaning given to that expression in the Main Lease.

“Requisite Consents” means those permissions, consents, approvals, licences, certificates and permits in legally effectual form as may be necessary lawfully to commence, carry out, maintain and complete the Landlord’s Works.

“Superior Landlord” means the holder of the reversion, whether immediate or not, to the leasehold interest in the Premises held by the Landlord.

“Superior Lease” means the Lease dated 26 March 1998 between (1) Canary Wharf Investments Limited (2) Canary Wharf Limited (3) CW Investments (Phase 1) Limited (4) Canary Wharf Management Limited.

“Tenant” means Moody’s Investors Service Limited.

“Value Added Tax” and “VAT” mean value added tax imposed by Value Added Tax Act 1994 and any other tax whether imposed in the United Kingdom (instead of or in addition to Value Added Tax) or elsewhere from time to time of a similar fiscal nature;

“VAT Group” means a group for the purposes of the VAT Grouping Legislation;

“VAT Grouping Legislation” :-

- Sections 43 to 43D of Value Added Tax Act 1994; and

- Value Added Tax (Groups: Eligibility) Order 2004 SI 2004/1931

“Working Day” has the meaning given to that expression in the Main Agreement.

1.2	Any obligation on a party to this Agreement to do any act includes an obligation to procure that it is done.

1.3	Where the Tenant is placed under a restriction in this Agreement, the restriction includes the obligation on the Tenant not to permit the infringement of the restriction by any person.

1.4	The Clause and paragraph headings in this Agreement are for ease of reference only and are not to be taken into account in the construction or interpretation of any provision to which they refer.

1.5	Unless the contrary intention appears, references:

(a)	to defined terms are references to the relevant defined term in Clause 1.1;

(b)	to numbered Clauses and Schedules are references to the relevant Clause in, or Schedule to, this Agreement; and

(c)	to a numbered paragraph in any Schedule are references to the relevant paragraph in that Schedule.

1.6	Words in this Agreement denoting the singular include the plural meaning and vice versa.

1.7	References in this Agreement to any statutes or statutory instruments include any statute or statutory instrument amending, consolidating or replacing them respectively from time to time in force, and references to a statute include statutory instruments and regulations made pursuant to it.

1.8	Words in this Agreement importing one gender include both other genders and may be used interchangeably, and words denoting natural persons, where the context allows, include corporations and vice versa.

1.9	When at any time the parties of the third or fourth parts to this Agreement are two or more persons, the expression the “Tenant” and the “Guarantor” includes the plural number and obligations in this Agreement expressed or implied to be made with or by the Tenant or the Guarantor are to be treated as made with or by such individuals jointly and severally.

1.10	The Landlord has agreed at the request of the Guarantor to let the Premises to the Tenant subject to the terms of this Agreement.

2	THE LANDLORD’S WORKS

2.1	Subject to obtaining the Requisite Consents (which the Landlord shall use all reasonable endeavours to obtain) the Landlord is to use reasonable endeavours to carry out and complete the Landlord’s Works by the Landlord’s Works Target Date, as such date shall be extended day for day by Force Majeure.

2.2	The Landlord shall (save to the extent it is prevented from so doing by Force Majeure and subject to the obtaining of all Requisite Consents) at its own cost and expense procure the execution of the Landlord’s Works and each and every part of them:

(a)	in a good substantial and workmanlike manner and according to good building practice generally accepted in England and Wales at the date of this Agreement;

(b)	using the standard of skill and care in procuring the design of the Landlord’s Works as would be expected of a developer which is experienced in carrying out works similar to the Landlord’s Works;

(c)	using good quality materials, goods and equipment; and

(d)	in accordance with and subject to:-

(i)	the Requisite Consents

(ii)	all Public Requirements and relevant regulations current at the time of execution of the Landlord’s Works which shall affect the execution and carrying out of the Landlord’s Works

(iii)	the Plans

(iv)	the terms of this Agreement

(e)	with due diligence (subject always to any Force Majeure).

2.3	If any of the materials required for the Landlord’s Works are not obtainable within a reasonable and proper time or at a reasonable and proper cost, the Landlord may substitute such other materials as are of equivalent or superior standard and which are obtainable.

2.4	The Landlord may from time to time make such variations to the Plans as may in the circumstances reasonably be necessary, but, if the variations would have the effect of altering the location or reducing the size or the amenities of the Premises, the Landlord may not do so without the consent of the Tenant (such consent not to be unreasonably withheld).

2.5

The Landlord is to notify the Tenant promptly in writing after the Landlord is satisfied that the Landlord’s Works have been completed (the “Landlord’s Works Completion Date”). and in any event shall procure that the Tenant shall be given not less than fourteen (14) days’ notice in writing of the intention of the Landlord to carry out an inspection of the Landlord’s Works with a view to the issue of a certificate stating that such works are practically complete. Such notice shall state the proposed date and time of such inspection and the Tenant or a representative of the Tenant will be permitted to accompany the Landlord on such inspection. The Landlord shall have regard to but shall not be bound by any representations made by the Tenant during such inspection or made forthwith in writing thereafter as to the state and condition of the Landlord’s Works.

3	OCCUPATION OF THE PREMISES BEFORE THE GRANT OF THE LEASE

3.1	This Agreement does not operate as a lease and until the grant of the Lease:

(a)	any occupation of the Premises by the Tenant before the grant of the Lease is to be by way of licence only; and

(b)	the Tenant does not have, nor is it entitled to any, estate, right or interest in the Premises either as completed or in the course of construction, or in any materials.

3.2	Until the grant of the Lease the parties are liable to observe and perform the same obligations as are imposed by the covenants on their respective parts and the conditions to be contained in the Lease as they become applicable to the Premises and insofar as they are not inconsistent with this Agreement.

3.3	With effect from the times set out in Clause 5 (Terms of the Lease ) until the grant of the Lease, the Tenant will pay by way of licence fees sums equal in the aggregate to and payable in the same manner and times as the yearly rent, the additional rent and other monies as would be payable by the Tenant under the Lease if it had been granted Provided always that the Tenant shall not be obliged to pay a licence fee equivalent to the yearly rent reserved by the Lease for any period prior to the Rent Commencement Date.

3.4	Any such payment of licence fees is to be reckoned as payment for the period to which it relates of the yearly rent, the additional rent and other monies as would have been payable under the Lease for that period if the Lease had been granted.

4	THE GRANT OF THE LEASE

4.1	The Landlord (at the direction of the Landlord’s Surety) will grant and the Tenant will accept the grant of the Lease within ten (10) Working Days of the Landlord’s Works Completion Date.

4.2	The Landlord is to procure that its solicitors prepare the engrossments of the original and the counterpart of the Lease and send the engrossment counterpart to the Tenant or to the Tenant’s solicitors not less than five Working Days before the date on which the Lease is due to be completed in accordance with Clause 4.1.

4.3	The Tenant and the Guarantor are promptly to execute the counterpart of the Lease preparatory to the grant of the Lease.

5	TERMS OF THE LEASE

5.1	The rents, term of years, covenants, provisions, conditions and other matters to be granted by and incorporated in the Lease are those set out in the form of draft underlease annexed to this Agreement subject to the following provisions of this Clause 5 (Terms of the Lease).

5.2	The term of the Lease is to commence on the Landlord’s Works Completion Date and will expire on the date that the Main Lease expires.

5.3	The liability to pay the yearly rent reserved by the Lease is to commence on the Rent Commencement Date.

5.4	The liability to pay the contribution towards the insurance premiums under the Lease is to commence on the Landlord’s Works Completion Date.

5.5	The liability to pay the service charge under the Lease is to commence on the Landlord’s Works Completion Date.

5.6	The Rent Review Dates under the Lease shall be the same Rent Review Dates as are stipulated in the Main Lease.

5.7	The rent payable will be the amount of Net Internal Area stipulated in the Independent Measurer’s Certificate (as expressed in square feet) multiplied by £12.50.

6	MEASUREMENT

6.1	As soon as reasonably practicable after the date of this Agreement the Landlord and the Tenant shall appoint the Independent Measurer in the form of appointment forming Annexure 8 of the Main Agreement (the “Measurer’s Appointment”). The Independent Measurer shall be jointly instructed on the terms of the Measurer’s Appointment to measure the Premises in accordance with the instructions set out in the Measurer’s Appointment and issue a certificate confirming the Net Internal Area of the Premises (the “Independent Measurer’s Certificate”).

6.2	As soon as reasonably practicable following the Landlord’s Works Completion Date the Landlord shall instruct the Independent Measurer to commence the measurement of the Premises.

6.3	In measuring the Net Internal Area the Independent Measurer shall be instructed to assume that the Landlord’s Works have been completed in accordance with the Plans.

6.4	The Independent Measurer’s Certificate shall be final and binding on the parties save in the case of manifest error.

6.5	Responsibility for the fees of the Independent Measurer shall be shared equally between the Landlord and the Tenant.

7	ALIENATION OF AGREEMENT FOR LEASE

7.1	The Tenant will itself take up the grant of the Lease and use the Premises for the purposes of its business.

7.2	The Tenant will not assign, agree to underlet, charge, part with or otherwise deal with the Tenant’s interest under this Agreement provided that the Tenant shall be entitled to transfer the benefit of this Agreement to a Group Company of it, provided that:

(a)	the said Group Company has its principal place of registration in the United Kingdom or the United States of America; and

(b)	Moody’s Corporation acts as primary guarantor (on the relevant terms as set out in clause 16) in relation to the said Group Company, and joins into the lease as guarantor.

8	ARBITRATION

8.1	Any dispute or question arising between the parties in relation to the provisions of Clause 2 (The Landlord’s Works ) or any other provision expressly requiring the relevant issue to be submitted to arbitration, is to be referred to an arbitrator, and the parties are to be bound by the decision of, the arbitrator.

8.2	The arbitrator is to be appointed by the Landlord and the Tenant jointly or, failing such appointment, appointed by the president of the Royal Institute of British Architects or the president of the Royal Institution of Chartered Surveyors as appropriate on the application of either the Landlord or the Tenant.

8.3	Any such reference is to be treated as a submission to arbitration within the meaning of the Arbitration Act 1996.

9	TITLE

9.1	The Landlord has deduced title to the Premises and the Tenant accepts it and may not raise any requisition or objection to the title.

9.2	The Lease is to be granted free from encumbrances other than:

(a)	those referred to in the Lease;

(b)	those discoverable by inspection of the Premises before the date of this Agreement;

(c)	those the Landlord does not and could not reasonably know about even if discovered after completion of this Agreement;

(d)	matters, other than monetary charges or encumbrances, disclosed or which would have been disclosed by the searches and enquiries which a prudent lessee would have made before entering into this Agreement; and

(e)	Public Requirements.

9.3	The Tenant is to be deemed to have entered into this Agreement with full notice of the actual condition of the Premises, full knowledge of the authorised use of the Premises for the purposes of the Planning Acts and is to take the Premises as they are.

10	REPRESENTATIONS

10.1	It is acknowledged by the Tenant and the Guarantor that in relation to this Agreement neither the Tenant nor the Guarantor has not acted or relied on any representations made by or on behalf of the Landlord except those made in writing by the Landlord’s solicitors in response to written enquiries submitted to the Tenant’s solicitors.

10.2	This Agreement constitutes the entire contract between the parties.

11	TERMINATION UPON THE TENANT’S DEFAULT

11.1	Events of Default

An Event of Default shall occur in any of the following circumstances:-

11.1.1	if the Tenant or the Guarantor (being a body corporate) passes a winding-up resolution (other than a resolution with the Landlord’s prior written consent which shall not be unreasonably withheld or delayed for the purposes of an amalgamation or reconstruction resulting in a solvent corporation) or resolves to present its own winding-up petition or is wound-up or the directors of the Tenant or the Guarantor resolve to present a petition or application for an administration order in respect of the Tenant or the Guarantor or any person gives notice of its intention to appoint an administrator to the Tenant or the Guarantor or an administrative receiver or a receiver or a receiver and manager is appointed in respect of the Premises or any part thereof of the Tenant or the Guarantor; or

11.1.2	if the Tenant or the Guarantor (being a body corporate) calls or a nominee calls on its behalf a meeting of its creditors or any of them or makes an application to the Court under Section 425 of the Companies Act 1985 other than an application for the purposes of an amalgamation or reconstruction resulting in a solvent corporation or submits to its creditors or any of them a proposal pursuant to Part I of the Insolvency Act 1986 or enters into any arrangement, scheme, compromise, moratorium or composition with its creditors or any of them (whether pursuant to Part I of the Insolvency Act 1986 or otherwise); or

11.1.3	if any event analogous to those described in Clauses 11.1.1 and 11.1.2 occurs in relation to the Tenant or the Guarantor in any jurisdiction; or

11.1.4	the Tenant or the Guarantor ceases for any reason to maintain its corporate existence; or

11.1.5	the Tenant or the Guarantor shall irremediably and materially breach this Agreement or (if the breach is capable of remedy) shall fail to commence to remedy and thereafter diligently proceed with remedying such material breach within twenty-eight (28) days of being required in writing by the Landlord so to do; or

11.1.6	the Tenant or the Guarantor shall cease for any other reason to be or to remain liable under this Agreement.

11.2	Determination of Agreement

If an Event of Default occurs then the Landlord may at any time thereafter (whilst the Event of Default subsists to any extent) by notice in writing to the Tenant forthwith determine this Agreement (but without prejudice to any right of action by the Landlord in respect of any antecedent breach of any of the obligations on the part of the Tenant herein contained).

11.3	Repayment upon Determination

If this Agreement is determined pursuant to Clause 11.2 there shall immediately become payable to the Landlord a sum equivalent to the aggregate of all costs which have already fallen to be taken into account pursuant to this Agreement together with Interest thereon from the date upon which the same were incurred or paid (as appropriate) until the date of payment under this Clause.

12	TERMINATION OF THIS AGREEMENT

This Agreement shall terminate automatically should the Main Agreement terminate for any reason.

13	CONTINUATION OF THIS AGREEMENT AFTER GRANT OF THE LEASE

Completion of the grant of the Lease does not discharge liability to perform any outstanding obligation under this Agreement.

14	NOTICES

14.1	Any notice or notification required to be given under this Agreement is to be in writing.

14.2	Notice is to be treated as properly given if compliance is made with the provisions of section 196 of the Law of Property Act 1925 (as amended by the Recorded Delivery Service Act 1962).

15	VALUE ADDED TAX

15.1	Save where provided to the contrary, all sums set out in this Agreement or otherwise payable by any party to any other party pursuant to this Agreement shall be deemed to be exclusive of any Value Added Tax which is chargeable on the supply or supplies for which such sums are the whole or part of the consideration for Value Added Tax purposes.

15.2	Where pursuant to the terms of this Agreement (for the purposes of this clause 15.2, such party being the “Supplier”) makes or is deemed to make a supply to any other party (for the purposes of this clause 15.2, such party being the “Recipient”) for Value Added Tax purposes and Value Added Tax is or becomes chargeable on such supply, the Recipient shall on demand pay to the Supplier (in addition to and at the same time as providing any other consideration for such supply) a sum equal to the amount of such Value Added Tax and the Supplier shall provide the Recipient with a valid Value Added Tax invoice addressed to the Recipient in respect of such supply.

15.3	Where, pursuant to the terms of this Agreement any party to this Agreement for the purposes of this clause 15.3, such party being the “Payer” is required to pay, repay or reimburse any other party (for the purposes of this clause 15.3, such party being the “Payee”) for any cost, fee, charge, disbursement or expense (or proportion of it) which represents Value Added Tax, save to the extent that the Payee is entitled to credit or repayment in respect of such Value Added Tax from HM Revenue & Customs.

15.4	Where the Landlord is entitled under this Agreement to recover from the Tenant the cost of goods and services supplied to the Landlord, but in respect of which the Landlord makes no taxable supply to the Tenant, the Tenant is to indemnify the Landlord against so much of the input tax on the cost for which the Landlord is not entitled to credit allowance under section 26 of the Value Added Tax Act 1994.

15.5	In this Agreement any reference to any right, entitlement or obligation of any person under the laws in relation to VAT, or any business carried on by any person for VAT purposes shall (where appropriate and unless the context otherwise requires) be construed, at any time when such person is treated as a member of a VAT Group, to include a reference to the right, entitlement or obligation under such laws of or the business carried out for VAT purposes by, the representative member of such group at such time (the term “representative member” to be construed in accordance with the VAT Grouping Legislation.”)

15.6	In this Agreement any reference to a person in relation to Value Added Tax shall (where appropriate and unless the context otherwise requires) be construed, at any time when the grant of an interest in, right over or licence to occupy the Building or Site would, if or when made by that person, be treated pursuant to paragraph 8 Schedule 10 to Value Added Tax Act 1994 as having been made by any other person to include a reference to such other person (the term “the grant of an interest in, right over or licence to occupy” to be construed in accordance with the said paragraph 8).

16	GUARANTEES

16.1	The Guarantor covenants with the Landlord as primary obligor that the Tenant will comply with its obligations under this Agreement.

16.2	The Landlord’s Surety covenants with the Tenant as primary obligor that the Landlord will comply with its obligations under this Agreement.

16.3	Any neglect, indulgence or forbearance of the Landlord or the Tenant (as the case may be) in enforcing the obligations of the Tenant or the Landlord (as the case may be) or giving time to the Tenant or the Landlord (as the case may be) for compliance with its obligations, or the variation of this Agreement, does not affect or release the liability of the Guarantor or the Landlord’s Surety (as the case may be).

16.4	If the Tenant becomes bankrupt or enters into liquidation and the trustee in bankruptcy or liquidator disclaims this Agreement, and the Landlord within two months after the disclaimer serves upon the Guarantor a notice to do so, the Guarantor is to become primarily bound by this Agreement in place of the Tenant with effect from the date of disclaimer and is in accordance with its terms to take up the Lease.

17	SUPERIOR LANDLORD

17.1	The powers, rights and discretions reserved to the Landlord under this Agreement are in addition reserved to and exercisable by the Superior Landlord, its employees, agents or work people to the extent required under the Superior Lease.

17.2	The Landlord is not to be treated as unreasonably withholding consent to anything if the consent of the Superior Landlord is also required and the Landlord is unable, after having made all reasonable and proper endeavours, to obtain it.

17.3	Nothing in this Agreement is to be construed as implying that the Superior Landlord is under any obligation not unreasonably to withhold its consent or approval in respect of any application for a licence by the Tenant to the Landlord.

18	LIMITATION OF THE LANDLORD’S LIABILITY

18.1	The Landlord’s obligations and duties in respect of the design, supervision, carrying out and completion of the Landlord’s Works and the fitness of the Landlord’s Works for the purposes of the Tenant shall be expressly limited to the express contractual obligations contained in this Agreement and any other right of action by the Tenant, its successors in title, and persons deriving title under it against the Landlord whether in tort or otherwise is hereby excluded.

18.2	The Tenant hereby waives all of its rights (if any) in respect of any claims for loss of profits or consequential economic loss of any kind arising from any breach by the Landlord of its obligations contained in this Agreement (excluding death and personal injury).

18.3	The obligations and liabilities of the Landlord under this Agreement are personal and shall not bind successors in title and any covenants on the part of the Landlord which would otherwise be implied in law are hereby excluded.

19	LANDLORD’S CONSENTS

A consent or approval of the Landlord or the Tenant required under this Agreement is to be obtained before the act or event to which it applies is carried out or done and is effective only when the consent or approval is given in writing.

20	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

20.1	Unless the right of enforcement is expressly provided, it is not intended that a third party should have the right to enforce a provision of this Agreement pursuant to the Contracts (Rights of Third Parties) Act 1999.

20.2	The parties may, by agreement, rescind or vary this Agreement without the consent of a third party to whom the right of enforcement of any of its terms has been expressly provided.

21	AGREEMENT TO EXCLUDE SECURITY OF TENURE

The Landlord and the Tenant have agreed to exclude the provisions of sections 24 to 28 of the Landlord and Tenant Act 1954 from the tenancy to be created by the Lease and have, before the date of this Agreement, duly carried out the requirements of schedules 1 and 2 of the Regulatory Reform (Business Tenancies) (England and Wales) Order 2003 so as to render valid that agreement.

Signed by the duly authorised representatives of the parties on the date of this document.

ANNEXURE 1—Plans

ANNEXURE 2—Lease

EXECUTION PAGE

Executed as a deed by CANARY WHARF (CAR PARKS) LIMITED	) ) )

Director

Secretary

Executed as a deed by CANARY WHARF HOLDINGS LIMITED	) ) )

Director

Secretary

Executed as a deed by CANARY WHARF MANAGEMENT LIMITED	) ) )

Director

Secretary

Executed as a deed by MOODY’S INVESTORS SERVICE LIMITED	) ) )

Director

Secretary

Executed as a deed by MOODY’S CORPORATION acting by:

Name

Position